Exhibit 99.4

June 12, 2014

Xunlei Limited

4/F, Hans Innovation Mansion, North Ring Road

No. 9018 High-Tech Park, Nanshan District

Shenzhen, 518057

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Xunlei Limited (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon  the declaration of effectiveness of the Company’s registration statement on Form F-1 by the Securities and Exchange Commission of the United States (the “SEC”) that was initially submitted to the SEC on January 7, 2014, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Yongfu Yu
Name: Yongfu Yu